CONSENT AND FIFTH AMENDMENT TO CREDIT AGREEMENT

          THIS CONSENT AND FIFTH AMENDMENT TO CREDIT AGREEMENT (this "Amendment") is entered into as of February 6, 2014, by and among the Lenders identified on the signature pages hereof (such Lenders, together with their respective successors and permitted assigns, are referred to hereinafter each individually as a "Lender" and collectively as the "Lenders"), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, "Agent") and QUANTUM CORPORATION, a Delaware corporation ("Borrower").

          WHEREAS, Borrower, Agent, and Lenders are parties to that certain Credit Agreement dated as of March 29, 2012 (as amended, modified or supplemented from time to time, the "Credit Agreement");

          WHEREAS, Borrower has advised Agent and the Lenders that Borrower sells outside the ordinary course of business certain of its Inventory to third party purchasers through either a single sale or series of related sales occurring prior to and after the effectiveness of this Amendment, in each case, for a purchase price of no less than Net Book Value (such sale or series of related sales, collectively, the "Inventory Wind Down");

          WHEREAS, without Agent's and Lenders' prior consent, the Inventory Wind Down would constitute an Event of Default under Section 8.2(a) of the Credit Agreement as a result of Borrower's failure to comply with the covenants set forth in Sections 6.4 of the Credit Agreement; and

          WHEREAS, Borrower, Agent and Lenders have agreed to (a) consent to the Inventory Wind Down and (b) amend the Credit Agreement in certain respects, in each case, subject to the terms and conditions contained herein.

          NOW THEREFORE, in consideration of the premises and mutual agreements herein contained, the parties hereto agree as follows:

          1. Defined Terms. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed to such terms in the Credit Agreement.

          2. Consent. Subject to the satisfaction of the conditions to effectiveness set forth in Section 6 below and in reliance upon the representations and warranties set forth in Section 7 below, Agent and Lenders hereby (a) consent to the Inventory Wind Down, (b) agree that the Inventory Wind Down shall be permitted under the Loan Documents notwithstanding any term or provision of any Loan Document to the contrary, and (c) waive any Default of Event of Default that may exist as a result of any portion of the Inventory Wind Down occurring prior to the date hereof. Except as expressly set forth in this Amendment, neither the foregoing consent nor the foregoing waiver shall constitute (a) a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, (b) a waiver, release or limitation upon the exercise by Agent or any Lender of any of its rights, legal or equitable, thereunder or (c) a waiver of any other future Default or Event of Default that may occur.

          3. Amendments to Credit Agreement. Subject to the satisfaction of the conditions set forth in Section 6 below and in reliance upon the representations and warranties of Borrower set forth in Section 7 below, the Credit Agreement is amended as follows:

          (A) The definition of "EBITDA" contained in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

          ""EBITDA" means, with respect to any fiscal period,

          (a) Borrower's consolidated net earnings (or loss),

               minus

          (b) without duplication, the sum of the following amounts of Borrower for such period to the extent included in determining consolidated net earnings (or loss) for such period:

               (i) tax credits based on income, profits or capital, including federal, foreign, state, franchise and similar taxes,

               (ii) any extraordinary, unusual, or non-recurring revenue, income and gains,

               (iii) interest income,

               (iv) income arising by reason of the application of FAS 141R,

               (v) gains attributable to Investments in joint ventures and partnerships to the extent not distributed in cash to Borrower or its Subsidiaries, and

               (vi) cash or non-cash exchange, translation or performance gains relating to any hedging transactions or foreign currency fluctuations,

               (vii) revenue received by Borrower from the sublease of the property located at 10125 Federal Drive, Colorado Springs, CO 80908,

               plus

          (c) without duplication, the sum of the following amounts of Borrower for such period to the extent included in determining consolidated net earnings (or loss) for such period:

               (i) any extraordinary, unusual, or non-recurring costs, expenses and losses,

               (ii) Interest Expense,

               (iii) cash or non-cash exchange, translation, or performance losses relating to any hedging transactions or foreign currency fluctuations,

               (iv) tax expense based on income, profits or capital, including federal, foreign, state, franchise and similar taxes (and for the avoidance of doubt, specifically excluding any sales taxes or any other taxes held in trust for a Governmental Authority),

               (v) depreciation and amortization for such period, in each case, determined on a consolidated basis in accordance with GAAP,

               (vi) service parts lower of cost or market adjustment,

               (vii) reasonable transaction costs and expenses incurred in connection with this Agreement on or prior to the Closing Date up to an aggregate amount not to exceed $2,000,000,

               (viii) reasonable transaction costs and expenses incurred in connection with this Agreement after the Closing Date up to an aggregate amount not to exceed $250,000 in any fiscal year,

               (ix) capitalized debt issuance costs arising with respect to the Existing Credit Facility up to an aggregate amount not to exceed $2,700,000,

               (x) capitalized debt issuance costs arising with respect to any Permitted Refinancing or repayment of the Convertible Subordinated Debt and/or the 2012 Convertible Subordinated Debt up to an aggregate amount not to exceed $6,500,000,

               (xi) reasonable fees, costs and expenses incurred prior to the Maturity Date in connection with restructuring charges up to an aggregate amount not to exceed $10,000,000 in any fiscal year,

               (xii) non-cash compensation expense (including deferred non-cash compensation expense), or other non-cash expenses or charges, arising from the sale or issuance of Equity Interests, the granting of stock options, and the granting of stock appreciation rights and similar arrangements (including any repricing, amendment, modification, substitution, or change of any such Equity Interests, stock option, stock appreciation rights, or similar arrangements) minus the amount of any such expenses or charges when paid in cash to the extent not deducted in the computation of net earnings (or loss),

               (xiii) expenses reimbursed in cash by a third Person (other than Borrower or any of its Subsidiaries) during the same period pursuant to an indemnity or guaranty in favor of Borrower or any of its Subsidiaries to the extent such amounts are actually received by Borrower or any of its Subsidiaries during such period,

               (xiv) with respect to any Permitted Acquisition after the Closing Date, costs, fees, charges, or expenses consisting of out-of-pocket expenses owed by Borrower or any of its Subsidiaries to any Person for services performed by such Person in connection with such Permitted Acquisition incurred on or prior to 180 days of the consummation of such Permitted Acquisition, (a) up to an aggregate amount for such Permitted Acquisition not to exceed the greater of (i) $10,000,000 and (ii) 1.50% of the Purchase Price of such Permitted Acquisition and (b) in any amount to the extent such costs, fees, charges, or expenses in this clause (x) are paid with proceeds of new equity investments in exchange for Qualified Equity Interests of Borrower contemporaneously made by current shareholders of Borrower,

               (xv) with respect to any Permitted Acquisitions after the Closing Date: (a) purchase accounting adjustments, including, without limitation, a dollar for dollar adjustment for that portion of revenue that would have been recorded in the relevant period had the balance of deferred revenue (unearned income) recorded on the closing balance sheet and before application of purchase accounting not been adjusted downward to fair value to be recorded on the opening balance sheet in accordance with GAAP purchase accounting rules; and (b) non-cash adjustments in accordance with GAAP purchase accounting rules under FASB Statement No. 141R and EITF Issue No. 01-3, in the event that such an adjustment is required by Borrower's independent auditors, in each case, as determined in accordance with GAAP,

               (xvi) non-cash losses attributable to Investments in joint ventures and partnerships,

               (xvii) reasonable fees, costs and expenses incurred in connection with the wind up of the operations conducted at the property located at 10125 Federal Drive, Colorado Springs, CO 80908 up to an aggregate amount not to exceed $10,000,000, and

               (xviii) non-cash losses on sales of assets or write-downs of assets.

in each case, determined on a consolidated basis in accordance with GAAP.

               For the purposes of calculating EBITDA for any period of 4 consecutive fiscal quarters (each, a "Reference Period"), if at any time during such Reference Period (and after the Closing Date), Borrower or any of its Subsidiaries shall have made a Permitted Acquisition, EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto (including pro forma adjustments arising out of events which are directly attributable to such Permitted Acquisition, are factually supportable, and are expected to have a continuing impact, in each case to be mutually and reasonably agreed upon by Borrower and Agent."

          (B) Clause (d) of the definition of "Permitted Dispositions" contained in Schedule 1.1 of the Credit Agreement is hereby amended and restated in its entirety, as follows:

               "(d) the licensing of patents, trademarks, copyrights, and other intellectual property rights (i) on a non-exclusive basis in the ordinary course of business or (ii) on a non-exclusive basis (other than with respect to exclusivity for specific geographic locations), in each case under this clause (ii), in the ordinary course of business to the extent consistent with Borrower's past practice,"

          4. Continuing Effect. Except as expressly set forth in Sections 2 and 3 of this Amendment, nothing in this Amendment shall constitute a modification or alteration of the terms, conditions or covenants of the Credit Agreement or any other Loan Document, or a waiver of any other terms or provisions thereof, and the Credit Agreement and the other Loan Documents shall remain unchanged and shall continue in full force and effect, in each case as amended hereby.

          5. Reaffirmation and Confirmation. Borrower hereby ratifies, affirms, acknowledges and agrees that the Credit Agreement and the other Loan Documents represent the valid, enforceable and collectible obligations of Borrower, and further acknowledges that there are no existing claims, defenses, personal or otherwise, or rights of setoff whatsoever with respect to the Credit Agreement or any other Loan Document. Borrower hereby agrees that this Amendment in no way acts as a release or relinquishment of the Liens and rights securing payments of the Obligations. The Liens and rights securing payment of the Obligations are hereby ratified and confirmed by Borrower in all respects.

          6. Conditions to Effectiveness. This Amendment shall become effective as of the date hereof and upon the satisfaction of the following conditions precedent:

          (a) Each party hereto shall have executed and delivered this Amendment to Agent; and

          (b) No Default or Event of Default shall have occurred and be continuing on the date hereof or as of the date of the effectiveness of this Amendment.

          7. Representations and Warranties. In order to induce Agent and Lenders to enter into this Amendment, Borrower hereby represents and warrants to Agent and Lenders, after giving effect to this Amendment:

          (a) All representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) on the date of this Amendment, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date, in which case such representations and warranties shall be true and correct in all material respects (except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof) as of such earlier date);

          (b) No Default or Event of Default has occurred and is continuing; and

          (c) This Amendment and the Credit Agreement, as modified hereby, constitute legal, valid and binding obligations of Borrower and are enforceable against Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors' rights generally.

          8. Miscellaneous.

          (a) Expenses. Notwithstanding anything in the Credit Agreement or any other Loan Document to the contrary, solely for purposes of this Amendment, Borrower shall not be responsible to pay the costs or expenses of Agent or any Lender (including any fees or expenses of counsel for Agent or any Lender) in connection with the preparation, negotiation, execution, delivery and/or administration of this Amendment or any other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith.

          (b) Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of California.

          (c) Counterparts. This Amendment may be executed in any number of counterparts, and by the parties hereto on the same or separate counterparts, and each such counterpart, when executed and delivered, shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

          [Remainder of page intentionally left blank; signature page follows]

          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective officers thereunto duly authorized and delivered as of the date first above written.

QUANTUM CORPORATION
a Delaware corporation

By:	/s/ Linda M. Breard
Title:	Chief Financial Officer, Senior Vice President

WELLS FARGO CAPITAL FINANCE, LLC, as
Agent and as a Lender

By:	/s/ Amelie Yehros
Title:	Senior Vice President

SILICON VALLEY BANK, as a Lender

By:	/s/ Stephen Chang
Title:	Vice President

Signature Page to Consent and Fifth Amendment to Credit Agreement